[FORM OF LOCK-UP AGREEMENT]

Exhibit 99.1

                 , 2004

i2 Telecom International, Inc.

301 Yamato Road

Suite 2112

Boca Raton, Florida 33431

Dear Sirs:

Reference is made to that certain Securities Purchase Agreement, dated as of August 11, 2004 (the “Securities Purchase Agreement”), by and among i2 Telecom International, Inc., a Washington corporation (the “Company”), and the Buyers party thereto pursuant to which the Buyers shall purchase (the “Purchase”) Preferred Shares of the Company, which Preferred Shares shall be convertible into shares of the Company’s Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Securities Purchase Agreement.

As an inducement to the Buyers to execute the Securities Purchase Agreement, the undersigned hereby agrees that from the Effective Date until the first anniversary of such date (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, the number of shares of Common Stock set forth on the signature page hereto which shares are beneficially owned by the undersigned on the date hereof and entitled to certain registration rights (the “Shares”), enter into any transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such aforementioned transaction is to be settled by delivery of the Shares, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Buyers of a majority of the Securities purchased at the closing under the Securities Purchase Agreement. In addition, the undersigned agrees that, without the prior written consent of the Buyers, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Shares or any security convertible into or exercisable or exchangeable for the Shares.

Any shares of Common Stock beneficially owned by the undersigned as of the date hereof, except for the Shares, and any shares of Common Stock or other securities of the Company acquired by the undersigned after the date hereof are not subject to the terms of this letter agreement. A transfer of any Shares to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this letter agreement prior to such transfer.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of the Shares if such transfer would constitute a violation or breach of this letter agreement.

This letter agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This letter agreement shall lapse and become null and void if the transactions contemplated by the Securities Purchase Agreement shall not have occurred before September 30, 2004.

Very truly yours,

Signature:
Print Name:

Number of Shares of Common Stock Subject to this Letter Agreement: